Exhibit 99.1

Itron Announces Fourth Quarter and Full Year Results

New Record Quarterly and Full Year Revenue

Record non-GAAP EPS and EBITDA

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--Itron, Inc. (NASDAQ:ITRI), today reported financial results for its fourth quarter and year ended December 31, 2007. Highlights include:

  Quarterly and year-to-date revenues of $481 million and $1.464 billion;
  Quarterly and year-to-date non-GAAP diluted EPS of 81 cents and $2.81; and
  Quarterly and year-to-date Adjusted EBITDA of $67 million and $225 million.

“2007 was a transformational year for Itron,” said LeRoy Nosbaum, chairman and CEO. “We closed the largest acquisition in the history of the company, expanded our product offering and geographical footprint, grew revenue by 127% over 2006 and substantially added to shareholder value, while building a solid platform and infrastructure to support additional growth in the future.”

Fourth Quarter Statement of Operations Highlights:

Revenues – Total revenues for the fourth quarter of $481 million were $321 million, or 200%, higher than 2006 fourth quarter revenues of $160 million. Itron North America (INA) revenues for the fourth quarter of $177 million were about $17 million, or 11%, higher than the fourth quarter of 2006, reversing a trend in INA sales that we experienced in the first three quarters of the year. Actaris revenues of $303 million were comprised of shipments to electric, gas and water utilities of approximately 40%, 32% and 28%, respectively.

Gross Margin – Gross margin for the fourth quarter of 2007 was 33%. This compares with 40% in the fourth quarter of 2006. Fourth quarter 2007 INA gross margin of 40% was comparable with gross margin in the fourth quarter of 2006. Actaris gross margin of 28% was about one percentage point lower than the previous quarter due to higher indirect costs from the timing of gas and water production volumes.

Operating Expenses – Total operating expenses for the fourth quarter of 2007 were $125 million. INA operating expenses were $47 million, which was comparable with the fourth quarter of 2006. INA operating expenses as a percentage of revenue were 26%, which was lower than the 30% in 2006. Actaris operating expenses of $70 million were 23% of revenue. Corporate unallocated expenses of $8.3 million for the quarter were $553,000 higher than the fourth quarter of 2006. The increase was primarily attributable to Actaris-related integration expenses for internal controls for financial reporting and tax consulting.

Interest and Other Income – Net interest expense of $25 million in the fourth quarter of 2007 was substantially higher than the $118,000 in the comparable period in 2006, primarily due to the placement of $1.2 billion in senior secured bank debt for the Actaris acquisition. Debt fee amortization expense, which is included in net interest expense, was $1.4 million in the fourth quarter. Other expense of $5.6 million was comprised primarily of unrealized foreign exchange losses on working capital accounts including intercompany interest balances.

Income Taxes – We had a $3.2 million GAAP income tax benefit for the fourth quarter of 2007. This compares with a GAAP income tax provision of $1.5 million in the fourth quarter of 2006. The benefit in the quarter was primarily driven by a one-time benefit for acquisition-related tax planning for Actaris and a tax benefit related to our investment in Brazilian operations.

GAAP Net Income/Loss and EPS – Our GAAP net income and fully diluted EPS for the fourth quarter of 2007 was $4 million, or 12 cents per share, compared with net income of $7.3 million, or 28 cents per share, in the same period in 2006. GAAP net income in the fourth quarter of 2007 was favorably impacted by the tax benefits.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $58 million, or 12% of revenues, in the fourth quarter of 2007, compared with $17 million, or 11% of revenues, in the fourth quarter of 2006. Non-GAAP net income, which also excludes amortization of debt fees, was $26.5 million in 2007 compared with $12.5 million in the 2006 period. Non-GAAP diluted EPS, was 81 cents in the 2007 period compared with 48 cents in 2006. Fully diluted shares outstanding in the fourth quarter of 2007 were approximately 6 million higher than the same period in 2006 due to the equity offering of 4.1 million shares in the first quarter and the dilutive effect of our convertible debt. Non-GAAP net income and diluted EPS were higher in the fourth quarter of 2007 primarily due to the Actaris acquisition. Our non-GAAP tax rates were 6% and 28% for the fourth quarter of 2007 and 2006. The lower 2007 rate is due to the tax credits discussed above and lower tax rates for Actaris.

Year-To-Date Statement of Operations Highlights:

Revenues – Total revenues for the full year ended December 31, 2007 of $1.464 billion were $820 million, or 127%, higher than 2006 full year revenues of $644 million. INA revenues for the full year of 2007 of $630 million were approximately $14 million, or 2%, lower than the same period in 2006.

Gross Margin – Total company gross margin for the year ended December 31, 2007 was 33%. Business combination accounting rules require the valuation of inventory on hand at the acquisition date to equal the sales price, less costs to complete and a reasonable profit allowance for selling effort. Accordingly, the historical cost of inventory acquired was increased by $16 million, which lowered gross margins by one percentage point for the year ended December 31, 2007. INA gross margin of 41% was comparable to full year 2006.

Operating Expenses – Total operating expenses for the full year 2007 were $441 million and included $36 million of expense for in-process research and development (IPR&D) related to the Actaris acquisition, which is required by purchase accounting rules and we do not expect to be a recurring expense. Without this expense, operating expenses would have been $405 million, or 28% of revenue. INA operating expenses were $182 million, reflecting a $4 million increase over the full year 2006. The increase was primarily due to increased product marketing and product development expenses related to development of our next generation advanced metering infrastructure (AMI) technology, OpenWay. Corporate unallocated expenses were approximately $32 million for the full year 2007 or about $5 million higher than the same period in 2006. The increase was primarily attributable to higher expenses for internal controls for financial reporting and consulting services for tax planning related to the Actaris acquisition, as well as impairment charges of $1.6 million for our former corporate headquarters building, which was sold in the fourth quarter of 2007.

Interest and Other Income – Net interest expense of $79 million for the full year 2007 was substantially higher than the $8 million net interest expense in the comparable period in 2006. The increased net interest expense in 2007 was due to the placement of $1.2 billion in debt for the Actaris acquisition and the accelerated expensing of debt placement fees. Other income was $435,000 for the twelve months ended December 31, 2007 compared to a loss of $1.2 million in the same period of 2006.

Income Taxes – We had a $16 million GAAP income tax benefit for the full year 2007. This compares with a GAAP income tax provision of $18 million for the full year 2006. The benefit in 2007 is due to the pre-tax GAAP loss, legislative reductions in tax rates in France, Germany and the United Kingdom and tax benefits for acquisition-related tax planning for Actaris and the investment in our Brazilian operations.

GAAP Net Income/Loss and Diluted EPS – Our GAAP net loss and fully diluted loss per share for the full year 2007 was $16.1 million, or 55 cents per share, compared with net income of $33.8 million, or $1.28 per share in the full year 2006. The loss was primarily due to acquisition-related charges for IPR&D and inventory and the accelerated expensing of debt fees.

Non-GAAP Operating Income, Net Income and EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets and excludes acquisition related charges for IPR&D and inventory, was $182 million, or 12.5% of revenues, in the full year 2007, compared with $93 million or 14.4% of revenues, in the same period in 2006. Non-GAAP net income and diluted EPS, which also excludes amortization of debt placement fees was $87.3 million or $2.81 per diluted share in 2007, compared with $55.6 million and $2.12 per share in the 2006 period. Non-GAAP net income and diluted EPS are higher in 2007 primarily due to the Actaris acquisition. Fully diluted shares outstanding for the full year 2007 were approximately 5 million higher than the same period in 2006.

Other Financial Highlights:

New Order Bookings and Backlog - New order bookings for the fourth quarter were $448 million, compared with $211 million in the fourth quarter of 2006. Our fourth quarter 2007 book-to-bill ratio was .97 to 1. Total backlog was $659 million at December 31, 2007 compared with $392 million at December 31, 2006. Twelve month backlog of $501 million at December 31, 2007 was higher than twelve month backlog at December 31, 2006 of $225 million and higher than twelve month backlog at September 30, 2007 of $494 million. The increased bookings and backlog amount in 2007 are primarily due to the Actaris acquisition.

Cash Flows from Operations – Net cash provided by operating activities was $133 million for the full year ended December 31, 2007, compared with $95 million in the same period in 2006. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) in the fourth quarter of 2007 was $67 million compared with $21 million for the same period in 2006. Adjusted EBITDA for the full year 2007 was $225 million, or $118 million higher than the full year 2006, primarily due to the acquisition of Actaris.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock based compensation, changes in foreign exchange rates, foreign business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Business Outlook:

The outlook information provided below and elsewhere in this release is based on information available today. Itron assumes no obligation to publicly update or revise our business outlook. Our future performance involves risks and uncertainties.

For the full year 2008, we expect

  Revenues between $1.87 billion and $1.91 billion;
  Diluted non-GAAP EPS of between $3.20 and $3.45; and
  Adjusted EBITDA in excess of $275 million.
  First quarter 2008 revenue between $450 million and $465 million.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS and Adjusted EBITDA. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PST) on February 20, 2008. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors – Investor Presentations.” The live webcast will begin at 2:00 p.m. (PST). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #4223492. You may also view presentation materials related to the earnings call on Itron’s website, www.itron.com / Investors / Presentations.

About Itron:

Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions; as Itron in North America and as Actaris outside of North America. Our company is the world’s leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation and consulting services. To know more, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Revenues	$480,544	$159,973	$1,464,048	$644,042
Cost of revenues	324,106	95,762	976,761	376,600
Gross profit	156,438	64,211	487,287	267,442
Operating expenses
Sales and marketing	40,852	16,609	125,842	63,587
Product development	27,089	15,358	94,926	58,774
General and administrative	30,937	15,109	100,071	52,213
Amortization of intangible assets	25,873	7,916	84,000	31,125
In-process research and development	155	-	35,975	-
Total operating expenses	124,906	54,992	440,814	205,699

Operating income	31,532	9,219	46,473	61,743
Other income (expense)
Interest income	1,587	5,308	10,477	9,497
Interest expense	(26,689)	(5,426)	(89,965)	(17,785)
Other income (expense), net	(5,633)	(344)	435	(1,220)
Total other income (expense)	(30,735)	(462)	(79,053)	(9,508)

Income (loss) before income taxes	797	8,757	(32,580)	52,235
Income tax benefit (provision)	3,205	(1,486)	16,436	(18,476)

Net income (loss)	$4,002	$7,271	$(16,144)	$33,759

Earnings (loss) per share
Basic	$0.13	$0.28	$(0.55)	$1.33
Diluted	$0.12	$0.28	$(0.55)	$1.28

Weighted average number of shares outstanding
Basic	30,608	25,624	29,584	25,414
Diluted	32,725	26,378	29,584	26,283

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues
Itron North America	$177,311	$159,973	$630,304	$644,042
Actaris	303,233	-	833,744	-
Total Company	$480,544	$159,973	$1,464,048	$644,042

Gross profit
Itron North America	$70,560	$64,211	$256,784	$267,442
Actaris	85,878	-	230,503	-
Total Company	$156,438	$64,211	$487,287	$267,442

Operating income (loss)
Itron North America	$23,578	$16,944	$74,631	$89,028
Actaris	16,232	-	3,878	-
Corporate unallocated	(8,278)	(7,725)	(32,036)	(27,285)
Total Company	$31,532	$9,219	$46,473	$61,743

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Unit Shipments	(units in thousands)
Total meters (with and without AMR)
Electricity	3,225	1,450	9,450	6,625
Gas	875	-	2,550	-
Water	1,950	-	5,575	-
Total meters	6,050	1,450	17,575	6,625

AMR units (Itron and Actaris)
Meters with AMR	1,350	675	3,600	4,000
AMR modules	1,175	1,100	4,675	4,625
Total AMR units	2,525	1,775	8,275	8,625

Meters with other vendors' AMR	275	225	925	925

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	At December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$91,988	$361,405
Short-term investments, held to maturity	-	34,583
Accounts receivable, net	339,018	109,924
Inventories	169,238	52,496
Deferred income taxes, net	12,026	20,916
Other	42,459	17,121
Total current assets	654,729	596,445

Property, plant and equipment, net	323,003	88,689
Intangible assets, net	695,900	112,682
Goodwill	1,266,133	126,266
Prepaid debt fees	21,616	13,161
Deferred income taxes, net	123,933	47,400
Other	15,235	3,879
Total assets	$3,100,549	$988,522

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade payables	$198,997	$35,803
Accrued expenses	57,275	6,402
Wages and benefits payable	70,486	24,214
Taxes payable	17,493	1,717
Current portion of long-term debt	11,980	-
Current portion of warranty	21,277	7,999
Deferred income taxes, net	37,448	-
Unearned revenue	20,912	27,449
Total current liabilities	435,868	103,584

Long-term debt	1,578,561	469,324
Warranty	11,564	10,149
Pension plan benefits	60,623	-
Deferred income taxes, net	191,472	-
Other obligations	63,659	14,483
Total liabilities	2,341,747	597,540

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	609,902	351,018
Accumulated other comprehensive income, net	126,668	1,588
Retained earnings	22,232	38,376
Total shareholders' equity	758,802	390,982
Total liabilities and shareholders' equity	$3,100,549	$988,522

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2007	2006

Operating activities
Net income (loss)	$(16,144)	$33,759
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	126,440	46,234
In-process research and development	35,975	-
Employee stock plans income tax (provision) benefit	(389)	13,547
Excess tax benefits from stock-based compensation	-	(9,717)
Stock-based compensation	11,656	9,689
Amortization of prepaid debt fees	13,526	4,526
Deferred income taxes, net	(36,373)	1,624
Other, net	1,326	828
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(40,718)	(3,275)
Inventories	19,419	(1,599)
Trade payables, accrued expenses and taxes payable	10,033	(8,278)
Wages and benefits payable	198	(1,774)
Unearned revenue	2,660	5,698
Warranty	1,761	2,872
Effect of foreign exchange rate changes	4,168	-
Other, net	(211)	639
Net cash provided by operating activities	133,327	94,773

Investing activities
Proceeds from the maturities of investments, held to maturity	35,000	170,434
Purchases of investments, held to maturity	-	(204,995)
Acquisitions of property, plant and equipment	(40,602)	(31,739)
Business acquisitions, net of cash and cash equivalents acquired	(1,716,253)	(21,121)
Other, net	7,439	1,922
Net cash used in investing activities	(1,714,416)	(85,499)

Financing activities
Proceeds from borrowings	1,159,023	345,000
Payments on debt	(76,099)	(42,703)
Issuance of common stock	247,617	15,250
Excess tax benefits from stock-based compensation	-	9,717
Prepaid debt fees	(22,083)	(8,771)
Other, net	1,902	-
Net cash provided by financing activities	1,310,360	318,493

Effect of exchange rate changes on cash and cash equivalents	1,312	-
Increase (decrease) in cash and cash equivalents	(269,417)	327,767
Cash and cash equivalents at beginning of period	361,405	33,638
Cash and cash equivalents at end of period	$91,988	$361,405

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release dated February 20, 2008 contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures” information following.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development or purchase accounting adjustments. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor’s operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income minus amortization of intangible expenses, business combination accounting for inventory revaluation and IPR&D. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to current and previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods. We believe that excluding amortization of intangible assets enables management and investors to analyze trends in our operations. For example, expenses related to amortization of intangible assets were decreasing prior to the Actaris acquisition, which was improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense was not reflective of an improvement in our core business. Additionally we exclude the effects of inventory revaluation and IPR&D to provide investors gross and operating margins for the business that are not impacted by purchase accounting adjustments. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP EPS – We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets and amortization of debt fees, expenses related to business combination accounting for inventory revaluation and expenses for IPR&D as well as the tax effects of each item. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding as of the end of each period. We consider these financial measures to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and EPS.

Adjusted EBITDA – We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense and depreciation and amortization expenses plus non-cash expenses for business combination accounting for inventory revaluation and IPR&D. We feel that providing this financial measure is important for management and investors to understand our ability to service our debt and is a measure of the cash generated by our core business. Management uses Adjusted EBITDA as a performance measure for executive compensation. A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report the results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Non-GAAP operating income:
GAAP operating income	$31,532	$9,219	$46,473	$61,743
Amortization of intangible assets	25,873	7,916	84,000	31,125
In-process research and development	155	-	35,975	-
Purchase accounting adjustment - inventory	-	-	16,023	-
Non-GAAP operating income	$57,560	$17,135	$182,471	$92,868

Non-GAAP net income:
GAAP net income (loss)	$4,002	$7,271	$(16,144)	$33,759
Amortization of intangible assets	25,873	7,916	84,000	31,125
Amortization of debt placement fees	1,412	742	13,262	4,377
In-process research and development	155	-	35,975	-
Purchase accounting adjustment - inventory	-	-	16,023	-
Income tax effect of non-GAAP adjustments	(4,952)	(3,394)	(45,804)	(13,653)
Non-GAAP net income	$26,490	$12,535	$87,312	$55,608

Non-GAAP diluted EPS	$0.81	$0.48	$2.81	$2.12

Weighted average number of shares outstanding - Diluted	32,725	26,378	31,093	26,283

Adjusted EBITDA:
GAAP net income (loss)	$4,002	$7,271	$(16,144)	$33,759
Interest income	(1,587)	(5,308)	(10,477)	(9,497)
Interest expense	26,689	5,426	89,965	17,785
Income tax (benefit) provision	(3,205)	1,486	(16,436)	18,476
Depreciation and amortization	41,111	11,968	126,440	46,234
In-process research and development	155	-	35,975	-
Purchase accounting adjustment - inventory	-	-	16,023	-
Adjusted EBITDA	$67,165	$20,843	$225,346	$106,757

CONTACT:
Itron, Inc.
Deloris Duquette
Vice President, Investor Relations and
Corporate Communications
509-891-3523
deloris.duquette@itron.com